Exhibit 10.1
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [  *  ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (this “Agreement”) is made effective as of the date of the last signature on the Agreement (“Effective Date”), by and between TomoTherapy Incorporated, a Wisconsin corporation with its principal address at 1240 Deming Way, Madison, WI 53717, USA (“TomoTherapy”), and Hitachi Medical Corporation, a Japanese corporation with its principal address at 4-14-1 Soto-Kanda, Chiyoda-ku, Tokyo 101-0021, Japan (“Hitachi”).
RECITALS
A. TomoTherapy manufactures and sells the TomoTherapy® Hi ·Art® treatment system, which includes hardware, software, other equipment and related services (the “Products”).
B. Hitachi manufactures Xenon gas detectors identified by model number CT-WD-5E, rev NA (the “Detectors”).
C. TomoTherapy desires to purchase the Detectors from Hitachi in order to incorporate them into the Products which will be distributed by TomoTherapy directly or indirectly on a worldwide basis.
NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.0 SUPPLY OF DETECTORS
1.1 Orders.
A. Purchase Order. Subject to the terms and conditions herein, Hitachi agrees to supply and deliver to TomoTherapy in non-exclusive basis, and TomoTherapy agrees to purchase from Hitachi, the Detectors by purchase orders (“Purchase Orders”) that TomoTherapy shall send to Hitachi. Purchase Orders shall contain, among other things, Purchase Order number and date, quantification of Detectors ordered, the TomoTherapy Part Number, price per unit, requested delivery dates and delivery instructions and destination. Purchase Orders shall be issued at least 90 days before the requested shipment date.
B. Order Acknowledgment. Within five (5) working days of its receipt of a Purchase Order, Hitachi shall either send written acceptance of the Purchase Order to TomoTherapy or written notice that the shipment may be delayed, with a revised schedule for delivery.
C. Forecasts. Following execution of this Agreement, TomoTherapy shall provide Hitachi with a forecast of the Detectors TomoTherapy plans to purchase from Hitachi for the initial twelve (12) months following the Effective Date (the “Initial Forecast”) and shall provide Hitachi with an update of such forecast periodically every month for the following six (6) months thereafter (collectively with the Initial Forecast, the “Forecasts”). The Forecasts are for planning purposes only, and TomoTherapy shall not be bound to make the planned purchases included in the Forecasts. TomoTherapy will commit to purchase the number of Detectors specified in the first three (3) months of each Forecast via the submission of one or more Purchase Orders for the detectors to be delivered in those three (3) months.
D. Minimum Purchase. TomoTherapy agrees to purchase at least [ * ] Detectors in every six months period starting with April 1 and October 1 (“Minimum Purchase Quantity”) from Hitachi. In the event that TomoTherapy fails to purchase Minimum Purchase Quantity, it shall be deemed to be a material breach of this Agreement by TomoTherapy and Hitachi shall have the rights specified under Article 6 of this Agreement.

E. Capacity. Hitachi agrees that no Purchase Order from TomoTherapy shall go unfilled for reason of lack of capacity of Hitachi to fulfill such Purchase Order so long as the Purchase Order requests delivery of a quantity that is no more than the guaranteed number of detectors available for any given month according to the schedule below. For any Renewal Term, as defined in Section 6.1 herein, the capacity shall be discussed and determined by the parties at that time. Should TomoTherapy request more detectors in the Purchase Order than Capacity, the parties will discuss at that time the feasibility of Hitachi filling such an order, and the TomoTherapy forecast for future order quantities. The previous language not withstanding, the quantity limits discussed in this Section 1.1E shall not apply in the case of a Last Time Buy, as defined in Section 6.2.

Date	Guaranteed Capacity

From the Effective Date through [ * ]	[ * ] detectors per month

From [ * ] through [ * ]	[ * ] detectors per month

From [ * ] through the expiration of the contract	[ * ] detectors per month
F. Pricing and Payment of Invoices. The price for each Detector during the Term of this Agreement is Japanese Yen [ * ]on FOB Japan basis. The parties agree that the pricing structure will be renegotiated annually upon the anniversary date of this Agreement, taking into consideration pricing adjustments due to increases or decreases in raw materials, internal production costs, and the estimated units needed by TomoTherapy during the impending Forecasts. TomoTherapy shall pay all invoices issued under this Agreement in Japanese Yen by telegraphic transfer through banks within 45 days from the date of invoice. All bank charges incurred by TomoTherapy shall be born by TomoTherapy.
G. Delivery Terms. Delivery terms for the Detectors are FOB Japan. Title and risk of loss of the Detectors transfers from Hitachi to TomoTherapy at the point of FOB Japan.
H. Non-Conforming Detectors. In the event of a discrepancy concerning the quality and/or quantity of Detectors ordered, and it appears that such discrepancy was caused by negligence or other conduct on the part of Hitachi or on the part of an individual or entity under Hitachi’s control, or if the Detectors received by TomoTherapy do not otherwise conform to that ordered for whatever reason, TomoTherapy may reject all or a portion of the Detectors so received notwithstanding any prior payment by TomoTherapy for such Detectors. The Detectors shall be considered to conform to TomoTherapy’s expectations if they meet the specifications described in Appendix A hereto. TomoTherapy may require Hitachi to (i) refund funds paid by TomoTherapy for the non-conforming Detectors, (ii) replace such non-conforming Detectors with conforming Detectors at Hitachi’s sole cost, or (iii) effect any other remedy as the parties may agree. The choice of remedies (i) through (iii) contained in the immediately foregoing sentence shall be upon mutual agreement of the parties.
I. Rejection. The Detectors deemed rejected by TomoTherapy will be reported to Hitachi (and returned to Hitachi upon their request and at their cost) with a Notice of rejection containing the reasons for and documentation supporting the rejection. Within fourteen (14) days from Hitachi’s acceptance of notice of rejection, Hitachi will supply replacement product at no additional cost.

1.2 Technical Information and Support
A. Technical Information. Hitachi shall provide TomoTherapy with technical information and technical support regarding the Detectors to be reasonably considered necessary for the intended use of the Detectors. Such Technical Information may include but is not necessarily limited to the Procurement Specification attached hereto as Appendix A. The parties agree that should TomoTherapy require significant time or resources from Hitachi with respect to the provision of technical information under the terms of this section, Hitachi shall have the ability to ask for reasonable NRE as compensation. The terms and conditions of such NRE compensation will be negotiated by the parties in good faith.
1.3 Quality and Specifications for Performance and Packaging.
A. Specifications and Certifications. Unless otherwise agreed by the parties in writing, the Detectors sold to TomoTherapy shall conform to the performance specifications set forth in Appendix A. With each shipment, Hitachi shall provide TomoTherapy with a certification and corresponding test data demonstrating that the Detectors in that shipment meet or exceed the performance specifications set forth in Appendix A.
B. Notifications of Changes or Substitutions to Detectors. Hitachi shall provide TomoTherapy with as much advanced written notice as possible of any change to the form or function of the Detectors, but under no circumstances shall Hitachi provide TomoTherapy with less than six (6) months prior notice. Hitachi must obtain TomoTherapy’s prior written consent before making any material change that might in any way affect quality of performance of the Detectors, including but not limited to any change in raw material or component, or change in the source of such raw material or component.
C. Quality Control and Quality Assurance. Hitachi shall maintain its certification under ISO 9001 or an equivalent auditable quality program with comparable requirements during the term of this Agreement. Hitachi shall maintain a documented process database. Hitachi shall forward its quality control and quality assurance reports from time to time to TomoTherapy upon TomoTherapy’s request. TomoTherapy may at any time, with reasonable prior notice to Hitachi, conduct an audit of Hitachi’s quality control, quality assurance and manufacturing records and processes. If TomoTherapy identifies any material deficiency during an audit or otherwise, Hitachi will be required to respond with a corrective action plan to any such findings as soon as possible, and will provide TomoTherapy with weekly updates as to the progress of such corrective action plan.
D. Customer Complaints or Problems. TomoTherapy agrees to notify Hitachi of all material customer complaints or problems regarding the Detectors. If TomoTherapy determines that changes to the design, process, components, materials, assembly or workmanship are beneficial or required to correct a quality or reliability deficiency, the parties shall, upon notification of such circumstance, immediately initiate discussions to resolve the problem as soon as possible. Responses to requests for failure investigation and corrective action shall be performed as soon as possible with Hitachi providing weekly updates to TomoTherapy on the status of the investigation and resolution.
E. Detectors Packaging. Detectors to be shipped by Hitachi to TomoTherapy shall be packaged according to the packaging requirements included in the Procurement Specification attached as Appendix A hereto.
F. Warranty. Hitachi represents and warrants that the Detectors shall be free from defects in design, process, components, materials, assembly and workmanship, that the Detectors meet the performance specifications set forth in Exhibit A,. Any Detector that does not meet the terms of this warranty during either the first eighteen (18) months after such Detector is shipped by Hitachi by FOB Japan basis or during the first twelve (12) months after the TomoTherapy Product that includes the Detector was shipped from TomoTherapy to a TomoTherapy customer, whichever is earlier, may, at Hitachi’s option, be returned to Hitachi for a full refund or replaced by Hitachi. Either of the above options shall be at Hitachi’s sole expense. Notwithstanding the foregoing, TomoTherapy understands and accepts that the Detectors may not meet the Specifications in exposure of high-energy (Mega Voltage) radiation which is beyond the energy level (Kilo Voltage) of diagnostic X-ray CT systems, which is not in the scope of Hitachi warranty. HITACHI DOES NOT MAKE AND HEREBY DISCLAIMS ANY WARRANTY IN REPSECT OF THE DETECTORS OTHER THAN AS PROVIDED ABOVE IN THIS ARTICLE, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

1.4 Widespread Failure. For the purposes of this Agreement, “Widespread Failure” means one or more related defects in the design, material, or workmanship of the Detectors for which Hitachi is solely responsible, and which (a) are substantially similar in nature or origin, (b) materially affect the Detector’s safety or efficacy, and (c) are found in fifteen (15) percent of the installed base of Detectors within any twelve (12) months period during the term of this Agreement, except that ordinary wear and tear shall not, under any circumstances, be deemed to give rise to an Widespread Failure situation. In the event of an Widespread Failure, (a) Hitachi covenants that Detectors not yet delivered to TomoTherapy will be upgraded, prior to delivery, to correct such Widespread Failure, and (b) with respect to Detectors for which the warranty under subsection F of Section 1.3 has expired, Hitachi will, at its own expense, provide to TomoTherapy such replacement components for such Detectors or spare parts as may be required to eliminate the defect giving rise to such Widespread Failure. TomoTherapy will perform any work relating to the installation or other use of such replacement components at its own expense. With respect to this Section 1.4, Hitachi shall assume responsibility for any defects or problems that otherwise fall within the definition of “Widespread Failure” that are due to defects, flaws or omissions in any component of the Detectors supplied to Hitachi by any of Hitachi’s vendors or suppliers.
2.0 REGULATION
2.1 Government Approvals. If applicable law in the sales territory of TomoTherapy requires registration or listing of Detectors in order to offer them for sale or to install them within the sales territory, such registration or listing shall be sole responsibility of TomoTherapy, unless Hitachi, at its option, elects to make such registration or listing in its own name. If such registration or listing is to be obtained or made by TomoTherapy, Hitachi shall cooperate and assist TomoTherapy in its efforts, and the costs of such registration or listing shall be borne exclusively by TomoTherapy.
2.2 Export Control Regulations. Neither Hitachi nor TomoTherapy shall dispose of any U.S. products, know-how, technical data, documentation, or other products or materials furnished to it pursuant to this Agreement to any party or in any manner which would constitute a violation of the export control regulations of the United States now or hereafter in effect if the disposition was made by a U.S. corporation, or a non-U.S. corporation subject to those regulations.
2.3 Safety, Performance or Regulatory Issues. Hitachi agrees to inform TomoTherapy immediately of any safety, performance or regulatory issues relating to any Detectors, whether sold to TomoTherapy, sold to a third party or in Hitachi’s possession.
2.4 Conformance to Law. Hitachi warrants and represents that it follows local Japanese law with respect to its manufacturing, sales, and other business activities and that at this time, Hitachi is aware of no law or regulation prohibiting the manufacture, sale, or export of the Detectors to TomoTherapy.
2.5 Compliance with U.S. Foreign Corrupt Practices Act. Hitachi shall not, directly or indirectly, in the name of or on behalf of, or for the benefit of TomoTherapy, offer, promise or authorize to pay, or pay any compensation to, or give anything of value to, any official, agent or employee of any government or governmental agency, or to any political party, or to any officer, employee or agent thereof. Notwithstanding the provisions of Article 6.0 hereof, any breach of the provisions of this Section 2.5 shall entitle TomoTherapy to terminate this Agreement effective immediately upon notice, and with no further liability whatsoever, to Hitachi.

3.0 RELATIONSHIP BETWEEN THE PARTIES
3.1 Independent Purchaser Status. Hitachi is an independent contractor. Hitachi shall not be considered an agent or legal representative of TomoTherapy for any purpose, and Hitachi agrees that none of the Hitachi Parties shall be, or be considered, an agent or employee of TomoTherapy. Hitachi further agrees that none of the Hitachi Parties is granted, nor shall exercise, the right or authority to assume or create any obligation or responsibility, including without limitation contractual obligations and obligations based on warranties or guarantees, on behalf of or in the name of TomoTherapy.
3.2 Controlled Entities. Hitachi’s obligations and responsibilities hereunder shall apply to any person or entity owned or controlled by Hitachi.
3.3 TomoTherapy’s Sales Terms. TomoTherapy shall in no way be restricted in determining, at its sole discretion, the prices, terms and conditions under which the Detectors are sold to its customers.
4.0 INSURANCE, INDEMNIFICATION AND LIMITATION OF LIABILITY
4.1 Insurance. Hitachi shall secure and maintain in force continuously and without interruption during the Term, the following insurance coverage: general liability insurance, including product liability coverage, with per-occurrence limits of at least One Million Dollars ($1,000,000).
4.2 Indemnification.
a.
Hitachi agrees to indemnify and hold harmless TomoTherapy from and against any and all claims, losses, damages, liabilities, obligations, judgments, settlements, costs and other expenses, of whatever form or nature, including, without limitation, attorneys’ fees and other costs of legal defense, whether direct or indirect, which TomoTherapy may sustain or incur from time to time as a result of or related to any acts or omissions of Hitachi, including, without limitation: (i) breach of any of the provisions of this Agreement or of a representation or warranty made herein, (ii) a Widespread Failure, (iii) the Detectors’ actual or alleged infringement of intellectual property rights, including, without limitation, copyrights, trade secrets, trademarks, trade names, patents and all other intellectual and industrial property rights of every kind and nature throughout the world and however designated (the “Intellectual Property Rights”), (iv) an actual or alleged failure of or defect in the Detectors resulting in actual or alleged damages or injuries, (v) gross negligence or other tortious conduct, (vi) representations or statements not specifically authorized by TomoTherapy herein or otherwise in writing, or (vii) violation by Hitachi of any applicable law, regulation or order. In case of (iii) or (iv) above, TomoTherapy shall promptly inform of it to Hitachi and place the case under Hitachi’s control.

b.
TomoTherapy agrees to indemnify and hold harmless Hitachi from and against any and all claims, losses, damages, liabilities, obligation, judgments, settlements, costs and other expenses, of whatever form or nature, including, without limitation, attorneys’ fees and other costs of legal defense, whether direct or indirect, which Hitachi may sustain or incur from time to time as a result of or related to any acts or omissions of TomoTherapy, including, without limitation, (i) breach of any of the provisions of this Agreement or of a representation or warranty made herein, (ii) an actual or alleged failure of or defect in the TomoTherapy product, excluding any defect in the Detectors, resulting in actual or alleged damages or injuries, (iii) TomoTherapy’s Products’ actual or alleged infringement of Intellectual Property Rights, excluding any infringement in the Detectors, (iv) any modification of or addition to the Detectors not provided or approved by Hitachi, (v) gross negligence or other tortuous conduct, (vi) representations or statements made by TomoTherapy not specifically authorized by Hitachi herein or otherwise in writing, or (vii) violation by TomoTherapy of any applicable law, regulation or order.

4.3 Hitachi Limitation of Liability. IN NO EVENT SHALL HITACHI BE RESPONSIBLE OR LIABLE TO TOMOTHERAPY FOR LOST PROFITS, OR LOST BUSINESS OPPORTUNITIES, OR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF TOMOTHERAPY OR ANY OTHERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS TERMINATION.

4.4 TomoTherapy Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL TOMOTHERAPY BE LIABLE TO HITACHI FOR LOST PROFITS OR LOST BUSINESS OPPORTUNITIES, NOR SHALL TOMOTHERAPY BE SUBJECT TO ANY CONSEQUENTIAL, SPECICAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONTINGENT DAMAGES WHATSOEVER WITH RESPECT TO CLAIMS MADE HEREUNDER.
5.0 CONFIDENTIAL INFORMATION
5.1 Hitachi and TomoTherapy each may be referred to separately as (i) the “Provider” in a context in which the Party being referred to is disclosing, has disclosed, or will disclose information, and (ii) the “Receiver” in a context in which the Party being referred to is receiving, has received, or will receive information.
5.2 As used in this Agreement, “Confidential Information” means all information consisting of or relating to the Provider’s: trade secrets, product designs, patents, patents pending or contemplated and interpretation of patents, copyright and copyright pending or contemplated, customer lists, product lines, methods of business operation, technical information, including without limitation, software and computer programs, economic information data, specifications, know-how, process information, methods of manufacture, formulas, structures, materials, components, designs, patterns, prototypes, models, drawings, reports, notes, charts, graphs, distribution and sale relating to the development and marketing of the Provider’s products and general business operations..
5.3 Confidential Information includes without limitation all information that is able to be disclosed, communicated, transferred, reproduced, represented, contained, retained, recorded, or embodied orally, visually, electronically, digitally, in writing, or through any other medium or means. In order to be included as Confidential Information hereunder, (i) information disclosed in written or other tangible form must at the time of disclosure be identified as “Confidential”, “Secret,” or “Proprietary” or bear a similar legend, and (ii) information disclosed in any other form must be identified as Confidential Information hereunder in a written notice delivered by the Provider to the Receiver within fourteen (14) days after the time of disclosure, provided that such information shall be considered to be Confidential Information throughout at least such fourteen (14) day period even if no such notice is ultimately delivered.
5.4 Notwithstanding the foregoing, Confidential Information does not include any information disclosed by the Provider to the Receiver hereunder which the Receiver can convincingly demonstrate through, among other means, the production of written records or other tangible materials (i) is, at the time of such disclosure, already generally available to the public through no act or omission in breach of this Agreement, (ii) becomes, subsequent to such disclosure, generally available to the public through no act or omission in breach of this Agreement, (iii) is, at the time of such disclosure, already in the Receiver’s possession through lawful means, and was not obtained, directly or indirectly, from the Provider or from a third party under an obligation to keep such information confidential, (iv) comes, subsequent to such disclosure, into the Receiver’s possession through lawful means and is not obtained, directly or indirectly, from the Provider or from a third party under an obligation to keep such information confidential, or (v) is, subsequent to such disclosure, independently developed by employees of the Receiver who have not received such information.
5.5 The Confidential Information shall (i) be the confidential property of the Provider and be treated by the Receiver strictly and without exception as such, (ii) be securely retained and protected by the Receiver without any loss or misplacement throughout the period in which it is in the Receiver’s possession, (iii) not be disclosed, directly or indirectly, by the Receiver to any party other than the Provider without the Provider’s prior written approval, and (iv) be used by the Receiver only for the Permitted Purpose and not for any other purpose, reason, or application without the Provider’s prior written approval.

5.6 The Receiver shall use at least the same degree of care to protect and keep confidential the Provider’s Confidential Information as the Receiver uses to protect and keep confidential its own Confidential Information. If the Receiver becomes legally compelled to disclose any of the Provider’s Confidential Information, the Receiver shall immediately so notify the Provider in writing so as to enable the Provider to respond to such compulsion. Each Party acknowledges that its breach of this Agreement will cause irreparable harm to the other Party for which money damages will not be a sufficient remedy. Accordingly, in the event of a breach of this Section 5 by either Party, the other Party shall be entitled to equitable relief, including without limitation injunctive relief, in addition to any other legal or equitable remedy to which such Party may be entitled.
5.7 Upon the Provider’s request, the Receiver shall (i) immediately return to the Provider all copies of the Provider’s Confidential Information which are in written or other tangible form, except for that portion of such Confidential Information which consists of items (including without limitation summaries, memoranda, correspondence, reports, notes, and other materials) that the Receiver has generated itself based on such Confidential Information (the “Derivatives”), (ii) immediately destroys all copies of such Confidential Information which are in any other form except the Derivatives, and (iii) either retain and continue to protect and keep confidential the Derivatives in compliance with this Agreement or immediately destroy all copies of the Derivatives, as the Provider may elect. An officer of the Receiver shall prepare a written certification of each such destruction and promptly deliver such certification to the Provider upon the completion of each such destruction.
5.8 Period of Confidentiality. The parties agree to keep any Confidential Information, as defined herein, confidential for the term of this Agreement and for a period of two (2) years after the termination or expiration of the Agreement or any extension thereof. The previous statement notwithstanding, the Receiver shall maintain the confidentiality of any information identified by the Provider as a trade secret as long as the trade secret information remains a protectable trade secret of the Provider.
6.0 TERM AND TERMINATION
6.1 Term. Unless terminated as provided in Section 6.2 hereof or by mutual written consent, this Agreement shall continue in full force and effect for an initial term expiring [ * ] years after the date hereof (the “Initial Term”), and thereafter may be renewed for successive one (1) year terms (each a “Renewal Term”) by mutual agreement of the parties at least six (6) months prior to the expiration of the Initial Term or any Renewal Term (collectively, the “Term”).
6.2 Termination. This Agreement may be terminated prior to expiration of the Initial Term or any Renewal Term, as provided in Section 6.1 hereof, by prior notice to the other party as follows:
A. By either party, immediately if the other party should fail to perform any of its obligations hereunder and should fail to remedy such nonperformance within ninety (90) calendar days after receiving written demand therefore;
B. By either party, effective immediately upon the liquidation, dissolution or termination of the other party’s existence or business, or if that party becomes the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceedings or makes an assignment or other arrangement for the benefit of its creditors,
C. By either party, effective immediately, if the other party should attempt to sell, assign, delegate or transfer any of its rights and obligations under this Agreement without having obtained the party’s prior written consent thereto except as specified in Section 7.5 herein.

6.3 Rights of Parties Upon Termination. The following provisions shall apply upon the termination or nonrenewal of this Agreement:
A. Hitachi shall cease all manufacturing and other activities on behalf of TomoTherapy and shall return to TomoTherapy and immediately cease all use of Confidential Information previously furnished by TomoTherapy and then in Hitachi’s possession. TomoTherapy, too, shall return to Hitachi and immediately cease all use of Confidential Information previously furnished by Hitachi and then in TomoTherapy’s possession.
B. TomoTherapy shall purchase any and all outstanding Purchase Orders and all parts and materials that Hitachi has already placed the order with suppliers for producing the Detectors based on the Forecasts provided by TomoTherapy for the first three months beyond the Purchase Orders except for the case this Agreement is terminated by TomoTherapy under Section 6.2.A above.
C. Upon termination by Hitachi for any reason other than TomoTherapy’s breach pursuant to Section 6.2 hereof, TomoTherapy shall have the opportunity to do a Last Time Buy of the Detectors from Hitachi. The Last Time Buy request shall be in the form of a Purchase Order that identifies the order as the Last Time Buy, and specifies the quantity and delivery schedule of the Last Time Buy Detectors. The parties shall discuss and agree on the quantity and delivery schedule of the Last Time Buy, with the understanding that the quantity of Detectors available for purchase by TomoTherapy in the Last Time Buy will at minimum be equivalent to the number of Detectors ordered during the last calendar year of the Agreement. However, should Hitachi’s reason for termination be due to Hitachi’s inability to source certain components of the Detectors such that continued manufacture in the absence of other intervention would make it impossible for Hitachi to fulfill the Last Time Buy request, the parties agree to the following:
i.	Hitachi shall notify TomoTherapy as soon as possible about the impending supply shortage. Hitachi and TomoTherapy will work together to try and locate an alternate source for the components.
ii.
Hitachi agrees, with its commercial best effort basis, to work with its current supplier to negotiate a similar Last Time Buy provision to make a last purchase of the components from the supplier in an amount equivalent to at least enough supply to provide TomoTherapy with a number of detectors equivalent to the number of Detectors ordered by TomoTherapy under this Agreement during the last six (6) calendar months of the Agreement prior to termination.

D. The following provisions survive termination or nonrenewal of this Agreement for any reason: Section 1.3F, Section 2.2, Section 2.3, Section 3.2, Article 4.0, Article 5.0, Section 6.3, Section 7.2, Section 7.4, Section 7.6, and Section 7.8.
E. In the event TomoTherapy terminates the Agreement as the result of Hitachi’s failure to perform or breach pursuant to Section 6.2, or in the event that Hitachi terminates or fails to renew the Agreement based upon a decision to cease manufacture of the Detectors, the parties shall negotiate in good faith the possibility and terms and conditions of transfer of Hitachi’s manufacturing Know-How and any other Hitachi Intellectual Property necessary for the manufacture of the Detectors.
7.0 GENERAL PROVISIONS
7.1 Entire Agreement. This Agreement, including the Exhibits hereto, as it may be amended from time to time, represents the entire agreement between the parties concerning the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. Except as otherwise expressly set forth herein, no modification of this Agreement will be effective unless in writing and signed by both parties.

7.2 Notices. All notices under this Agreement shall be in writing and given by registered mail, nationally recognized courier, facsimile, or by electronic transmission addressed to the parties at the addresses set forth on the first page of this Agreement, or to such other address of which either party may advise the other pursuant to this Section 7.2. Notices will be deemed given when sent.
7.3 Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance of any of its obligations under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of non-performing party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war, terrorism or civil disturbance, strikes or other labor unrests, embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnishing Products or from performing any other aspects of its obligations hereunder, delays in transportation, and liability to obtain necessary labor, supplies or manufacturing facilities.
7.4 Severability. If any provision of this Agreement is held invalid by any tribunal in a final nonappealable decision, such provision shall be deemed modified to eliminate the invalid element and, as so modified, such provision shall be deemed a part of this Agreement as though originally included. The remaining provisions of this Agreement shall not be affected by such modification.
7.5 Nonassignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the business interests of the parties and may be assigned by either party only to the acquirer of substantially all of that party’s assets in conjunction with such an acquisition, or with the written consent of the other party.
7.6 Conciliation and Arbitration. Prior to commencing any legal action, all disputes arising between the parties concerning (a) the rights and obligations of the parties under this Agreement or (b) any damages suffered by a party arising from a claimed breach by the other party shall be brought before a conciliation committee of executives representing both parties. The committee shall attempt to work out a recommendation for settlement of the dispute and transmit such recommendation to both parties for due consideration not more than 60 days after one party gives the other party notice that a dispute exists. Any dispute that cannot be settled amicably by conciliation within the 60-day period shall be finally heard, settled, and decided under the Rules of the American Arbitration Association in effect as of the Effective Date by three arbitrators (one of whom may not be a citizen of the country of either party) appointed in accordance with such Rules, and Wisconsin law shall govern the interpretation of this Agreement. Service of any matters in reference to such arbitration shall be given in the manner described in Section 7.2 above. Such arbitration shall be conducted in English using the English language text of this Agreement, and the arbitrators shall have a demonstrated fluency in both written and spoken English. The arbitration shall be held in New York, New York state, unless the parties shall otherwise mutually agree. The award in such arbitration shall be final and enforceable in any court of competent jurisdiction.
7.7 Waiver. Both parties agree that the failure of either party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver of the right of the party to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.
7.8 No Third-Party Beneficiaries. Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
7.9 Language. The English language version of this Agreement shall at all times govern and control the interpretation and enforcement of this Agreement notwithstanding the translation of this Agreement into any other language.
7.10 Currency. “Yen” shall mean the legal currency of Japan. All amounts referred to in this Agreement and the Exhibits hereto shall be paid in such currency unless specifically expressed otherwise.

7.11 Recitals. The recitals hereto are an integral part of this Agreement and are incorporated herein by reference.
7.12 Headings. Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof.
7.13 Counterparts. This Agreement may be executed simultaneously in several counterparts, including facsimile copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, TomoTherapy and Hitachi have caused this instrument to be executed by their duly authorized employees, as of the date first above written.

TOMOTHERAPY INCORPORATED		HITACHI MEDICAL CORPORATION

By:	/Steve Books/	By:	/Kazuyoshi Miki/

Name:	Steve Books	Name:	Kazuyoshi Miki

Its:	Chief Operating Officer	Its:	Senior Vice President and Executive Officer

Date:	June 19, 2008	Date:	June 25, 2008

APPENDIX A
Procurement Specification for the Detectors
[ * ]

C-1